SOUND FINANCIAL BANCORP, INC.

June 27, 2012

VIA EDGAR
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:                            Sound Financial, Inc. (the “Company”)
Registration Statement on Form S-1
(File number 333-180385)

Gentlemen:

We hereby request acceleration of the effective date of the above-captioned Registration Statement to Friday, June 29, 2012, at 10:00 a.m., Washington, D.C. time, or as soon thereafter as practicable that the staff of the Commission, acting pursuant to delegated authority, may determine. Additionally, the undersigned acknowledges the following:

•                  should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•                  the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•                  the Company may not assert this action as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

SOUND FINANCIAL BANCORP, INC.

By:	/s/ Matthew P. Deines
Matthew P. Deines
Executive Vice President and Chief Financial Officer

cc:                                 Todd K. Schiffman

Assistant Director

KEEFE, BRUYETTE & WOODS, INC.

June 27, 2012

VIA EDGAR
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:                            Sound Financial Bancorp, Inc.

Registration Statement on Form S-1

(File number 333-180385)

Dear Sir or Madam:

In accordance with Rule 461 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, we hereby join Sound Financial Bancorp, Inc. (the “Company”) in requesting that the Company’s above-referenced registration statement on Form S-1 be declared effective on Friday, June 29, 2012, at 10:00 a.m., Washington, D.C. time, or as soon thereafter as practicable.

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Allan D. Jean
Allan D. Jean
Vice President

cc:                                 Todd K. Schiffman

Assistant Director